Exhibit 99.1
Sparton Corporation
April 3rd, 2009 Investor & Analyst Call Script
{Slide 1 — Cover Page}
MIKE OSBORNE (Sr VP — Business Development & Supply Chain) SPEAKS
Thank you operator.
Good morning and thank you for participating in Sparton’s April 3rd Investor & Analyst call.
{Slide 2 — Safe Harbor Statement}
Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.
Now that we have that out of the way...today, Cary Wood, our CEO and Greg Slome, our newly appointed Senior Vice President and CFO will be giving you an update on activities surrounding Sparton. Our call is expected to last one hour with the first half being narrative and the second half open for questioning from our investors and analysts. Also, this call is being recorded and will be available on our website with the presentation later today.
I’d now like to turn the call over to Cary Wood, Sparton Corporation CEO. Cary.
{Slide 3 — Cover Page}
CARY WOOD (CEO) SPEAKS
Thank you Mike. Good morning and welcome to Sparton’s update of its performance and outlook of activity in the coming months. First, I would like to apologize to our investors and analysts with the change in date, but management felt that it was important to be able to address the events announced in the past week in this call. Today, we will hardly touch on our 2009 financial performance on a YTD basis, the majority of today’s call will focus on the turn around activities that the Company is implementing and their expected impact.

Although our 3rd quarter has just officially finished, we will not review those results until the next call in mid-May after which the financial results have been filed and released. It is our on-going intention that this management team will hold such quarterly calls with regularity and to be transparent to the investors of the company.
For those of you who are not familiar with the history, Sparton Corporation is a 109 year old publicly-held electronics manufacturer, traded under SPA on the New York Stock Exchange, and is based in Jackson, Michigan, located about 80 miles west of Detroit and northwest of Toledo, and, as recently announced, a reduced footprint with additional operations in Brooksville, Florida; DeLeon Springs, Florida; Strongsville, Ohio; and Ho Chi Minh City, Vietnam. Sparton Corporation has a century long history of manufacturing technologically advanced equipment for the transportation, electronics, communication, and defense industries. Founded at the turn of the century, Sparton has participated in many of the technological milestones of the 20th century, including the introduction of the automobile, fully electric radios, refrigeration, and television. Although since the 1960s Sparton has been known primarily as a defense contractor, cuts in defense spending in the 1990s saw the company redirect its target markets towards the commercial electronics industry. The company is fortunate to currently have had a diversified business profile in the government, medical, and electronic manufacturing services (EMS) markets.
{Slide 4 — Diversified Business Profile}

There are significant opportunities for organic growth with each market. Not only is the market very large compared to Sparton’s share, but the medical, government, and commercial markets served by Sparton are still growing, even in the economic slowdown. Technology Forecaster’s Incorporated (TFI) forecasted in December 2008 that from 2007 to 2012 the medical market will have an 8.7% compounded annual growth rate, the military/aerospace market will grow at 3.6%, and the industrial market will be 2.8% Management is very sensitive to the need to build a solid, profitable foundation before undertaking growth strategies.
We currently have a very diverse portfolio of channels, markets, and customers. The company has, in recent years, primarily focused on two channels of distribution. 79% of Sparton’s fiscal year 2008 sales revenue was in the commercial channel and the remaining 21% was in the government channel. The commercial channel can be dissected into distinct markets of opportunity with the medical & scientific instrumentation accounting for 40%, 36% in aerospace, and 24% in industrial. The government channel and the aerospace and medical markets are highly regulated under the International Traffic in Arms Regulations (ITAR), the Federal Aviation Administration (FAA), and the Food and Drug Administration (FDA) and we have a number of our facilities certified to cover those requirements.
{Slide 5 — Consolidated Sales History}
Sparton has realized significant revenue growth in the past 3 years — from $170.8 million in FY2006 to $200.1 million and $229.8 million in fiscal years 2007 and 2008 respectively. That is a 16% compounded annual growth rate.
{Slide 6 — Operating & Net Income History}

This growth, however, did not result in improved profitability. In fact, as a result of the poorly priced product and poor execution of its ramp up coupled with underutilized assets, the recent growth has contributed to the generation of operating losses for 11 consecutive quarters.
{Slide 7 — Sales & Operating Income History}
In fiscal year 2007 and 2008, the company realized operating losses of $12.2 million and $6.9 million, respectively. The first two quarters of fiscal year 2009 began on the same negative trend with operating losses of $4.1 million and net losses of $6.2 million.
Due to these continuing losses, I was hired by the Board of Directors on November 24th, 2008 to develop a successful turn around plan and revitalize this 109 year old historic company to its former levels of profitability. To assist me in this endeavor, I was able to turn to colleagues who have expertise in corporate turnarounds and manufacturing management. Those additions, coupled with top grade existing Sparton management, were designed to supplement and expand the experience and capabilities of the new management team that has been put into place. Further, we contracted a financial consultant, Greg Slome, to assist us with the development of our Confidential Financing Memorandum and as you’ve seen in our recent filings, he has accepted the position of Chief Financial Officer. Aside from these top level changes, we are continuing to review and implement an organizational structure throughout the company to improve accountability at the source to drive Sparton’s return to profitability.

I would like to turn the next part over to Greg Slome where he will provide the Company’s status with respect to 1) the NYSE listing standards, 2) the status of our credit facility, and 3) other cash availability related items. Greg.
GREG SLOME (CFO) SPEAKS
{Slide 8 — NYSE Update}
Thanks Cary. As many of you know, like a number of other companies, we have had issues with our ability to comply with the NYSE continued listing standards. In particular, we have been notified of our noncompliance with the NYSE requirement to maintain $75 million in equity and a 30-day average market capitalization of $25 million. The NYSE requested and approved a temporary amendment to reduce the market capitalization listing standard to $15 million through June 30, 2009, and we are currently in compliance with that standard. We have provided the NYSE various data with respect to our business plan initiatives and expected performance going forward and that material is currently being reviewed. Upon completion of their review, the NYSE will determine whether Sparton may continue its listing on the NYSE. If rejected, the NYSE would commence suspension and delisting procedures.
At this time, there is no assurance that the plan, or any additional items sent subsequently, will be accepted by the NYSE or that Sparton will comply with the minimum market capitalization criteria before or after the temporary amendment expires. It is our intent to stay listed with the NYSE and we hope for their acceptance of the plan; however, the management team is prepared to act on a number of other options should suspension and delisting procedures take place.

{Slide 9 — Debt & Financing}
As seen on the next slide, the Company maintained a $20 million revolving credit facility at December 31, 2008, of which $15.5 million was outstanding. In addition, outstanding obligations at December 31st, 2008 included a bank term loan of $4.4 million, a note payable to the former owners of Astro/Sparton Medical Systems of $3.0 million, and an Industrial Revenue Bond with the State of Ohio of $2.1 million. Overall, Sparton is not a highly leveraged company as indicated by our debt to equity ratio at December 31, 2008 being .38:1.
The Company recently amended its revolving credit facility extending the maturity date to May 1, 2009. In addition, the amendment reduced the maximum borrowings on the line to $18 million and reduced the borrowing base from 85% of eligible receivables to 80%. This extension allows the Company to meet its short-term liquidity needs while continuing to search for alternative sources for a new, expanded facility. Our intention is for the expanded facility to provide liquidity to fund the Company’s short-term operating cash flow requirements, including implementation of the turnaround strategy, as well as longer-term growth opportunities.
To assist us in securing a new credit facility, we have engaged the services of NachmanHayesBrownstein in New York. A Confidential Financing Memorandum was drafted and released to certain members of the investment and banking community the week of February 23rd subject to confidentiality agreements.
{Slide 10 — Cash Availability Actions}

In conjunction with the recent losses accumulated over the past 2 years, Sparton has experienced significant deterioration in its cash availability. In order to help ensure that we are able to meet both the current and future cash requirements of the Company, the management team has developed an active program to improve our liquidity and cash flow. Elements of that program include the following:
•	The ability to negotiate price increases and accelerate the repurchase of existing inventory by customers who are currently disengaging from the Company.

•	Pursuing the sale of non-manufacturing assets

•	The ability to negotiate a consigned inventory program with one of our largest supplier partners and continue to pursue consignment opportunities with other partners

•	The negotiation of extended terms with several suppliers

•	And finally, the Company was able to negotiate favorable collection terms on certain long-term customer contracts which now provide for performance based billings rather than progress billings
I would like to turn it back over to Cary.
CARY SPEAKS AGAIN
{Slide 11 — Tactics — 100 Days}

Thanks Greg. Given the financial performance of the company in recent years, senior management’s primary objective is to quickly return Sparton to profitability. As part of the turn around strategy, we initiated a 100 day plan immediately upon my arrival that was used as the operational focal point to stabilize, manage and improve, and strategize. The top management of the company met in December and 55 key initiatives were developed that focused on creating financial stability and driving operational integrity throughout the entire enterprise. These key initiatives were prioritized and have been our roadmap of detailed and specific actions that have or we anticipate will result in substantial cost reductions, improvements in quality and on-time delivery, and an overall smaller, leaner, more nimble company in the coming months. The top initiatives are summarized into 6 key imperatives that are specific, focused, actionable, and attainable.
{Slide 12 — 6 Key Imperatives}
First, and foremost, an immediate, enhanced, and rigorous cash management focus was made to enable a net working capital reduction. The team managed the business through a shorter accounts receivable cycle, used a longer accounts payable cycle, managed inventory, and collected against commercial terms, purchase price variance, and change orders.
Second, immediate operating cost accountability at the source to contain and focus on variance to standards through the monitoring of weekly plan vs. actual bridge analysis, weekly sales and EBITDA forecasting, and daily and weekly cash availability reviews.

Third, the overhead was evaluated for peak optimization. Top grading is underway to support a cultural change and to leverage the economies of a matrix organization.
Fourth, we implemented phase I of a lean and quality deployment strategy. These are basic tools to develop a cost of goods sold savings plan, an advanced product quality planning process, value stream benchmarking, and on-time delivery based on firm time fencing.
Fifth, a footprint optimization assessment was initiated. We quantified capacity, looked to leverage logistic advantages, and targeted redundancies as detail to an in-depth analysis of determining whether we should sell, close, or fix the EMS business unit.
Sixth, a long term, sustainable strategic plan will be formulated using 3rd party market space analysis, benchmarking, strategic supply chain initiatives, alliances, M&A, and financial modeling to formulate a long term, sustainable growth.
{Slide 13 — Business Unit Overview}
While the medical and government business units have continued to experience profitable growth, the Company’s primary problem with profitability lies in the EMS business unit and relates mainly to significant excess capacity, operational performance issues, and unfavorable contracts with major customers.

The team is attacking these problems head-on with the closing of two of the four EMS facilities, initiating headcount reductions, implementing operational enhancements, and developing other key initiatives to reduce cost. Through these planned actions, it is anticipated EMS will continue to be a key and viable business unit in the company’s long term plans providing the option of producing circuit boards in either the U.S or a low cost country region — in our case, Vietnam. This also positions Sparton to have a competitive advantage as the EMS, government, and medical business units are vertically aligned. Further, the company has deliberately exited from poor performing contracts which we anticipate will not only translate directly to a future revenue contraction, but also to future margin improvements.
The following is a summary of specific actions already taken that we anticipate will return the company to profitability.
{Slide 14 — Cost Reduction Actions}
First, Sparton currently utilizes four similar manufacturing facilities for its EMS business in the U.S., Canada, and Vietnam that on average are 30% utilized. This over capacity, coupled with unfavorable contracts, has created a burden on the company and is the major contributor to the Company’s losses in recent years.

We recently announced the closure of our Jackson, Michigan and London, Ontario facilities to reduce our overhead costs and excess capacity. With a reduced footprint, the additional overhead currently burdening the pricing of new programs will be alleviated and will allow Sparton to have competitive U.S. and low cost country options. We have a dedicated New Product Introduction team using contemporary tools such as Advanced Product Quality Planning (APQP) at transitioning key customer’s products to our Brooksville, Florida or Ho Chi Minh City, Vietnam facilities reducing execution problems as seen with prior growth.
This initiative is estimated to save $6.5 to $7.5 million annually with an implementation cost of approximately $6.7 to $8.6 million — primarily severance pay and the cost of transferring product between plants.
Second, a company-wide reduction in force was implemented on February 6th. This was enabled by decentralizing supply chain, scheduling, planning, and customer service functions and eliminating other positions in line with our strategy to manage the company into three distinct business units. On April 1st, a second reduction in force took place as the Company goes through an organizational right-sizing due to changes based on the facility closure and consolidation and the disengagement of the underperforming contracts. The annual combined savings for these actions will be approximately $5.9 million.
Third, the Company had previously contracted the resources of a business improvement consultant. With the addition of the new management team, we were able to terminate their services which should result in a $1.5 million annualized savings.

Fourth, after review of our current health care plan, in addition to making various plan design changes, effective May 1st, the Company increased the rate of employee contributions to align with the national average rate, matching peers in the industry. It is expected that these changes will result in an annualized savings of approximately $1.2 million. These changes ensure that Sparton continues to provide health care benefits that are competitive in today’s market.
Fifth, like so many companies have opted to do, we have decided to amend the Company’s Pension Plan to freeze participation and benefits. In addition, we amended the Company’s 401(k) Plan to make company matching contributions discretionary. Both of these amendments are effective on April 1st, and will result in an estimated $1.1 million annualized savings. As the Company returns to profitability, the management team will re-evaluate its future participation in those plans.
Sixth, we anticipate that the implementation of Lean Manufacturing and quality techniques at Sparton will create significant savings and efficiencies over time. Generally, lean programs focus on the elimination of waste in the manufacturing environment: the reduction of set-up times, increased product volume, reduction in material handling, improved planning techniques, error proofing, and sourcing improvements. The result is lower inventory, decreased cost of goods sold, and higher quality. The new management team has extensive experience in lean manufacturing techniques and has led previous companies through similar programs with realized cost reductions ranging from 2% to over 5% of cost of goods sold, and expects, based on an initial review of Sparton’s operations, that the same will be achievable here.

These anticipated improvements will be realized by engaging the entire workforce in small workgroup projects called “kaizen” events using recently implemented standardized tools. Each facility has identified a trained Lean Champion who will be responsible for the process in his/her location. Senior management was very pleased with the progress to date as it recently reviewed each facility’s Value Stream Map that explicitly identified targeted areas of opportunity resulting in a number of team oriented cost savings events planned for calendar 2009.
A focus on quality is critical to ensure profits and satisfied customers well into the future. One indication of the level of quality is the amount of scrap and rework. These amounts and the attendant costs can be reduced through better, more effective planning, a well thought-out New Product Introduction process, an Advanced Product Quality Planning process, accountability at the source, and quality improvement programs such as Six-Sigma.
{Slide 15 — Building Blocks of Success}

In summary, there are several positive building blocks to serve as the basis for a successful turnaround which will return the Company to profitability and improve cash flow. They are:
•	An experienced turnaround management team with proven track records

•	Approximately $16.5 million of announced cost reduction actions have already been completed or are in-process as of April 1st

•	A significant backlog of customer orders

•	A blue-chip customer base of long standing which respects Sparton’s reputation and expertise

•	Two of Sparton’s three business units are profitable, providing a firm foundation for rebuilding the company

•	There is a specific plan for returning EMS to profitability with deadlines and fallback plans if goals are not being met, and

•	A solid asset base that provides collateral to secure financing by which a turnaround plan can be executed and financed
{Slide 16 — In Summary}

Be assured that while we address today’s immediate needs, we are also looking toward the future and are very optimistic about Sparton’s growth and longevity. Our team will focus on maintaining and growing the product market portfolio, while exploring the potential of diversification into emerging markets. Along with exploring new market opportunities, Sparton will fully utilize its offshore operations and seek to expand its geographical reach offering customers a lower cost solution. Within its current markets, Sparton intends to implement and manage a controlled growth strategy through acquisitions, organically, vertical product offerings, or through other business opportunities. Time is of the essence and we are moving forward quickly and decisively. There are many difficult decisions yet to be made. However, I am encouraged and optimistic about the future of Sparton Corporation and hope that you will also share my enthusiasm.
Keep in mind that in our next scheduled call on or around May 15th, we will be far more focused on the results of the 3rd quarter financials.
Thank you for your continuing support.
{Slide 17 — Questions}
MIKE OSBORNE SPEAKS
Thank you Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under Investor Relations later today. We look forward to you joining us on our 3rd Quarter Financial Report in mid-May. Thank you.